Item 7
 BlackRock Asset Management Canada Limited
 BlackRock Brasil Gestora de Investimentos Ltd.
 BlackRock Fund Advisors
 BlackRock Institutional Trust Company, National Association
 BlackRock Investment Management (Australia) Limited
 BlackRock Japan Co., Ltd.



*Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this
Schedule 13G.